Exhibit 5.1

December 2, 2011

Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Mediware Information Systems, Inc., a New York corporation (the "Company"), is registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-8 (the "Registration Statement"), up to 2,000,000 shares (the "Shares") of common stock of the Company, par value $0.10 per share ("Common Stock"). The Shares have been reserved for issuance upon exercise of stock options and awards that have been granted under the Mediware Information Systems, Inc. 2011 Equity Incentive Plan (the "Plan").

Wilk Auslander LLP is acting as special counsel to the Company for purposes of this opinion. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (b) the Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Restated Certificate of Incorporation of the Company, as presently in effect, (e) the By-Laws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plan (collectively, the "Board Resolutions") and (g) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, we have assumed that (i) the certificates representing the Shares under the Plan will be duly signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us, unless Shares are issued in uncertificated form as provided for by the Company’s By-laws and (ii) prior to the issuance of any Shares under the Plan, the Company and the relevant award recipient will have duly entered into stock option or similar agreements ("Agreements") in accordance with the Board Resolutions and the Plan, as the case may be.

Based upon and subject to the foregoing, we are of the opinion that the Shares under the Plan have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

Wilk Auslander LLP

By: /s/ Joel I. Frank
Joel I. Frank
a partner of the firm

JIF/SAA